Fixed Overview Report: PR Group 3

Summary of Loans in Statistical Calculation Pool

Range

(As of 7/9/2007 )

Total Number of Loans		2,394
Total Outstanding Balance		$239,659,883
Average Loan Balance		$156,082	$ 16,391 to $ 1,941,914
WA Mortgage Rate		7.073%	6.375% to 10.000%
WA Original Term (months)		360	348 to 360
WA Remaining Term (months)		346	249 to 357
WA Age (months)		14	3 to 111
WA LTV		83.21%	12.34% to 100.00%
WA CLTV		84.16%	12.34% to 100.00%
WA FICO		694	466 to 839
Balloon		0.00%
California North		0.00%
California South	(ZIP : 90000 - 93600)	0.00%
Size (% of pool)	Jumbo/Super-Jumbo	20.03%
	Conforming (Size=C)	79.97%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States	Top 10 Prop		I Doc Types		Purpose Codes			Occ Codes	I	IO Loans

PR 100.00%	SFR	74.99%	FL	84.93%	P	63.81%	P	82.26%	0	100.00%
	CO	16.31%	SS	0.07%	CO	34.74%	S	9.05%
	2-4F	8.14%	RE	14.96%	RT	1.42%	I	8.69%
	PUD	0.29%	ND	0.04%	Constr	0.03%
	Sing	0.27%

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
All	373,660,040.33	2,394	100.00	156,081.89	6.38	10.00	6.93	6.68	344	16	699	84
orig_balance 0 =< ... < 100000.01	71,464,246.77	999	19.13	71,535.78	6.38	10.00	6.99	6.74	345	15	690	75
100000.01 =< ... < 200000.01	129,880,037.78	932	34.76	139,356.26	6.38	8.99	6.97	6.72	346	14	694	86
200000.01 =< ... < 300000.01	56,592,977.62	238	15.15	237,785.62	6.38	8.38	6.92	6.67	347	13	699	89
300000.01 =< ... < 400000.01	24,774,684.77	73	6.63	339,379.24	6.38	8.75	6.95	6.70	334	26	709	88
400000.01 =< ... < 500000.01	26,804,153.17	60	7.17	446,735.89	6.38	7.50	6.79	6.54	340	20	719	85
500000.01 =< ... < 600000.01	23,402,187.00	43	6.26	544,236.91	6.38	7.50	6.80	6.55	341	18	720	87
600000.01 =< ... < 700000.01	12,686,307.02	20	3.40	634,315.35	6.38	7.38	6.80	6.55	343	17	702	81
700000.01 =< ... < 800000.01	5,245,773.97	7	1.40	749,396.28	6.63	7.38	7.00	6.75	349	11	732	82
800000.01 =< ... < 900000.01	6,038,099.83	7	1.62	862,585.69	6.38	7.88	6.80	6.55	348	12	678	83
900000.01 =< ... < 1000000.01	5,543,990.44	6	1.48	923,998.41	6.38	7.75	7.07	6.82	341	19	712	88
1000000 =< ... < 1250000	5,176,099.80	5	1.39	1,035,219.96	6.38	6.75	6.57	6.32	337	23	741	84
1250000 =< ... < 1250000.01	1,241,004.82	1	0.33	1,241,004.82	6.63	6.63	6.63	6.38	341	19	684	71
>= 1250000.01	4,810,477.34	3	1.29	1,603,492.45	6.50	7.00	6.70	6.45	345	15	645	70
Sched-Balance 0 =< ... < 100000.01	72,138,900.67	1,006	19.31	71,708.65	6.38	10.00	6.99	6.74	344	16	690	75
100000.01 =< ... < 200000.01	129,598,025.61	927	34.68	139,803.70	6.38	8.99	6.98	6.73	346	14	694	86
200000.01 =< ... < 300000.01	56,771,527.76	238	15.19	238,535.83	6.38	8.38	6.92	6.67	347	13	699	89
300000.01 =< ... < 400000.01	24,988,818.07	73	6.69	342,312.58	6.38	8.75	6.95	6.70	334	26	707	88
400000.01 =< ... < 500000.01	26,516,995.27	59	7.10	449,440.60	6.38	7.50	6.79	6.54	340	20	722	85
500000.01 =< ... < 600000.01	24,072,933.51	44	6.44	547,112.13	6.38	7.50	6.80	6.55	341	19	720	87
600000.01 =< ... < 700000.01	11,517,393.24	18	3.08	639,855.18	6.38	7.38	6.82	6.57	346	14	697	80
700000.01 =< ... < 800000.01	5,245,773.97	7	1.40	749,396.28	6.63	7.38	7.00	6.75	349	11	732	82
800000.01 =< ... < 900000.01	6,893,234.06	8	1.84	861,654.26	6.38	7.88	6.84	6.59	342	18	670	85
900000.01 =< ... < 999999.99	6,624,458.48	7	1.77	946,351.21	6.38	7.75	6.97	6.72	342	18	742	83
1000000 =< ... < 1250000	4,481,502.35	4	1.20	1,120,375.59	6.38	6.63	6.51	6.26	342	18	714	83
>= 1250000.01	4,810,477.34	3	1.29	1,603,492.45	6.50	7.00	6.70	6.45	345	15	645	70
state TOP 10 Other		0
PR	373,660,040.33	2,394	100.00	156,081.89	6.38	10.00	6.93	6.68	344	16	699	84
Orig_LTV 0 =< ... < 50.01	14,278,134.70	146	3.82	97,795.44	6.38	7.88	6.98	6.73	348	12	668	40
50.01 =< ... < 60.01	9,289,147.93	115	2.49	80,775.20	6.38	8.25	7.00	6.75	347	13	698	56
60.01 =< ... < 70.01	23,869,953.91	214	6.39	111,541.84	6.38	10.00	6.96	6.71	345	15	692	66
70.01 =< ... < 80.01	110,790,517.47	772	29.65	143,511.03	6.38	8.99	6.96	6.71	345	15	699	77
80.01 =< ... < 90.01	83,245,945.43	468	22.28	177,875.95	6.38	8.75	6.93	6.68	345	15	704	87
90.01 =< ... < 100.01	132,186,340.89	679	35.38	194,677.97	6.38	8.38	6.89	6.64	342	18	701	97
Curr Rate 6.25 =< ... < 6.5	26,802,580.63	117	7.17	229,081.89	6.38	6.38	6.38	6.13	336	24	715	89
6.5 =< ... < 6.75	77,474,856.09	460	20.73	168,423.60	6.50	6.68	6.57	6.32	340	20	713	86
6.75 =< ... < 7	97,946,813.97	582	26.21	168,293.49	6.75	6.88	6.83	6.58	345	15	703	83
7 =< ... < 7.25	88,008,988.25	627	23.55	140,365.21	7.00	7.15	7.06	6.81	347	13	691	82
7.25 =< ... < 7.5	55,487,665.99	419	14.85	132,428.80	7.25	7.38	7.28	7.03	347	13	687	83
7.5 =< ... < 7.75	17,255,147.17	117	4.62	147,479.89	7.50	7.63	7.52	7.27	347	13	681	86
7.75 =< ... < 8	8,518,284.66	56	2.28	152,112.23	7.75	7.88	7.82	7.57	348	12	679	86
8 =< ... < 8.25	1,028,455.88	7	0.28	146,922.27	8.00	8.00	8.00	7.75	344	16	663	88
8.25 =< ... < 8.5	468,974.65	5	0.13	93,794.93	8.25	8.38	8.34	8.09	331	29	696	82

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
8.5 =< ... < 8.75	79,704.03	1	0.02	79,704.03	8.50	8.50	8.50	8.25	346	14	749	80
8.75 =< ... < 9	537,608.33	2	0.14	268,804.16	8.75	8.99	8.84	8.59	298	62	745	80
10 =< ... < 10.25	50,960.68	1	0.01	50,960.68	10.00	10.00	10.00	9.75	265	95	541	70
Property Type 2-4 Family	25,924,731.31	213	6.94	121,712.35	6.38	8.50	7.06	6.81	347	13	687	78
Condo	63,351,424.67	355	16.95	178,454.72	6.38	8.75	6.91	6.66	343	17	710	87
PUD	953,486.69	5	0.26	190,697.34	6.63	7.13	6.99	6.74	348	12	671	80
Single Family Residence	282,524,565.63	1,813	75.61	155,832.63	6.38	10.00	6.92	6.67	344	16	698	84
Purpose Purchase	251,803,733.43	1,487	67.39	169,336.74	6.38	8.99	6.89	6.64	343	17	707	88
Refinance - Cashout	116,163,454.09	873	31.09	133,062.38	6.38	10.00	7.00	6.75	347	13	681	76
Refinance- Rate Term	5,565,217.51	32	1.49	173,913.05	6.50	7.50	6.88	6.63	335	23	721	77
Occupancy Investment	31,354,780.28	226	8.39	138,737.97	6.38	8.99	6.94	6.69	347	13	709	78
Primary	304,534,910.22	1,989	81.50	153,109.56	6.38	10.00	6.94	6.69	344	16	696	84
Secondary	37,770,349.83	179	10.11	211,007.54	6.38	7.88	6.84	6.59	343	17	713	86
Orig_Term	556,401.00	1	0.15	556,401.00	7.00	7.00	7.00	6.75	285	63	785	95
348 =< ... < 360
360 =< ... < 372	373,103,639.33	2,393	99.85	155,914.60	6.38	10.00	6.93	6.68	344	16	699	84
Doc Type Full	313,228,346.60	2,040	83.83	153,543.31	6.38	10.00	6.94	6.69	344	16	697	85
No Doc (NINA)	424,163.40	1	0.11	424,163.40	6.50	6.50	6.50	6.25	321	39	620	99
Reduced (partial)	59,741,746.37	352	15.99	169,720.87	6.38	7.88	6.89	6.64	346	14	711	78
Stated/ Stated	265,783.96	1	0.07	265,783.96	6.88	6.88	6.88	6.63	304	56	627	100
Fico	565,129.72	5	0.15	113,025.94	6.88	7.50	7.05	6.80	350	10	484	84
450 =< ... < 500
500 =< ... < 550	6,462,052.75	42	1.73	153,858.40	6.50	10.00	7.10	6.85	344	16	526	64
550 =< ... < 600	14,804,951.36	123	3.96	120,365.46	6.63	8.38	7.11	6.86	345	15	577	78
600 =< ... < 650	49,965,702.98	353	13.37	141,545.90	6.38	8.38	7.00	6.75	343	17	629	84
650 =< ... < 700	105,767,507.38	693	28.31	152,622.67	6.38	8.99	6.93	6.68	345	15	676	85
700 =< ... < 750	111,555,669.44	685	29.85	162,854.99	6.38	8.50	6.91	6.66	345	15	723	85
750 =< ... < 800	74,297,955.91	445	19.88	166,961.70	6.38	8.75	6.87	6.62	343	17	770	83
800 =< ... < 850	10,241,070.79	48	2.74	213,355.64	6.38	7.75	6.77	6.52	339	21	807	82
interest_only_period 0	373,660,040.33	2,394	100.00	156,081.89	6.38	10.00	6.93	6.68	344	16	699	84

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.